As filed with the Securities and Exchange Commission on October 6, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0865505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Colonial Road

Manchester, Connecticut 06040

(Address of principal executive offices) (Zip Code)

LYDALL 2003 STOCK INCENTIVE COMPENSATION PLAN

AGREEMENTS COVERING NONQUALIFIED STOCK OPTION AWARDS  TO THE CHAIRMAN OF THE BOARD,  DATED JANUARY 12, 2000

AND MAY 8, 2002

(Full title of plans)

Mary A. Tremblay, Esq.

Vice President and General Counsel

Lydall, Inc.

One Colonial Road

Manchester, Connecticut 06040

(Name and address of agent for service)

(860) 646-1233

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering Price	Amount of registration fee
Common Stock, $.10 Par Value per share	1,575,000 shares	$12.12	$19,089,000	$1,544.30

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares that may become issuable as a result of terminated, expired, forfeited or surrendered awards respecting Common Stock, or pursuant to the antidilution adjustment provisions of the Lydall 2003 Stock Incentive Compensation Plan and the Option Agreements (as defined herein).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low prices reported for the Common Stock on the New York Stock Exchange on September 30, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to the registration of an aggregate of 1,575,000 shares of common stock, $.10 per share par value, of Lydall, Inc. (the “Company”) as follows:

1) 1,500,000 shares reserved for issuance and delivery under the Lydall 2003 Stock Incentive Compensation Plan (the “Plan”); and

2) 75,000 shares reserved for issuance pursuant to two non-qualified stock option awards made by the Company to Roger M. Widmann, the Chairman of the Board of Directors of the Company under option agreements dated January 12, 2000 and May 8, 2002, respectively.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Lydall, Inc., One Colonial Road, P.O. Box 151, Manchester, Connecticut 06045-0151, Attention: Steven W. Thompson, Vice President – Investor Relations and Secretary, telephone number 860-646-1233.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, respectively;

(c)	The Company’s current reports on Form 8-K filed on April 30, 2003, July 2, 2003, and July 31, 2003, respectively;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above;

(e)	The description of the Company’s Common Stock which is contained in its registration statement filed under the 1934 Act, and any amendment or report filed under the 1934 Act for the purpose of updating such description; and

(f)	The description of the Company’s Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed with the Commission on May 28, 1999 to register its Preferred Stock Purchase Rights pursuant to Section 12(b) of the 1934 Act, including any amendments or reports filed for purposes of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Certain information contained in this registration statement summarizes, is based upon, or refers to, information contained in one or more exhibits to this Registration Statement. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Article 9 of the Company’s Amended and Restated Certificate of Incorporation provides that:

“each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a ‘proceeding’), by reason of the fact that he or she is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an ‘indemnitee’), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity where serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (‘DGCL’), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.”

In addition, Article 9 of the Company’s Amended and Restated Certificate of Incorporation provides that the right to indemnification:

“shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an ‘advancement of expenses’); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.”

Sections 145(a) and (b) of the DGCL provide that a corporation may indemnify an individual who is a party to a proceeding because he or she is a director of the corporation against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation. For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful.

The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Sections 145(a) and (b) of the DGCL. Unless ordered by a court, a corporation may not indemnify a director under Sections 145(a) and (b) of the DGCL in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Sections 145(a) and (b) of the DGCL, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 145(c) of the DGCL requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the corporation against reasonable expenses incurred in connection with the proceeding.

Section 145(e) of the DGCL provides that a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, and Article 9 of the Company’s Amended and Restated Certificate of Incorporation does so provide. The director is required to deliver a written undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

Article 8 of the Amended and Restated Certificate of Incorporation of the Company provides that a Company director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permissible under Delaware law. The limitation on monetary damages does not apply, however, (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived any improper personal benefit.

The Company also maintains directors and officers liability insurance. The policy has an aggregate annual liability limit of $20,000,000.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit No.	Description

4.1	Lydall 2003 Stock Incentive Compensation Plan (incorporated by reference from Exhibit A to the Company’s proxy statement dated March 26, 2003).

5	Opinion of Murtha Cullina LLP (filed herewith).

10.1

Agreement Covering Nonqualified Stock Option Award to the Chairman of the Board, dated January 12, 2000 (incorporated by reference from Exhibit 10.29 to the Company’s annual report on Form 10-K dated March 26, 2003).

10.2

Agreement Covering Nonqualified Stock Option Award to the Chairman of the Board, dated May 8, 2002 (incorporated by reference from Exhibit 10.30 to the Company’s annual report on Form 10-K dated March 26, 2003).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Murtha Cullina LLP (contained in their opinion filed as Exhibit 5).

24	Power of Attorney (filed herewith).

Item 9.    Undertakings

A.    Undertaking to Update Annually

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement);

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    Undertaking With Respect to Incorporating Subsequent 1934 Act Documents By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Undertaking With Respect to Indemnification of Directors, Officers or Controlling Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Manchester and State of Connecticut on the 6th day of October 2003.

LYDALL, INC.

By:    /s/    David Freeman

        Name: David Freeman

        Title: President and Chief Executive Officer

        (On behalf of the Registrant)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
By: /s/ David Freeman David Freeman	President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2003

By: /s/ Thomas P. Smith Thomas P. Smith	Vice President-Controller and Interim Chief Financial Officer (Interim Principal Financial Officer)	October 6, 2003

By: /s/ Kathleen Burdett* Kathleen Burdett	Director	October 6, 2003

By: /s/ Samuel P. Cooley* Samuel P. Cooley	Director	October 6, 2003

By: /s/ W. Leslie Duffy* W. Leslie Duffy	Director	October 6, 2003

By: /s/ Matthew T. Farrell* Matthew T. Farrell	Director	October 6, 2003

Signature	Title	Date

By: /s/ Suzanne Hammett* Suzanne Hammett	Director	October 6, 2003

By: /s/ Christopher R. Skomorowski* Christopher R. Skomorowski	Executive Vice President, Chief Operating Officer and Director	October 6, 2003

By: /s/ S. Carl Soderstrom, Jr.* S. Carl Soderstrom, Jr.	Director	October 6, 2003

By: /s/ Roger M. Widmann* Roger M. Widmann	Chairman of the Board of Directors	October 6, 2003

(Constituting in excess of a majority of the

full Board of Directors)

* = signed by Steven W. Thompson, as

attorney-in-fact

EXHIBIT INDEX

Exhibit No.

5	Opinion of Murtha Cullina LLP

23.1	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney